Exhibit 10.1

September 30, 2022

Michael Weening
c/o Calix, Inc.
2777 Orchard Parkway
San Jose, CA 95134

Subject: Promotion Letter

Dear Michael

On behalf of Calix, Inc. (the “Company”), I am pleased to offer you a promotion to the position of President and Chief Executive Officer of the Company effective as of September 30, 2022 (the “Promotion Date”).

The purpose of this letter is to describe certain aspects of your upcoming promotion, and its impact on certain terms and conditions of your employment with the Company, as set out in the Offer Letter between you and the Company dated May 20, 2016 (the “Offer Letter” and, together with the letter agreement dated November 27, 2019 (as amended November 12, 2020, and August 11, 2021), the “Employment Agreement”). Capitalized terms not otherwise defined in this letter are defined in the Offer Letter.

Unless otherwise indicated below, effective as of the date you sign this letter (the “Effective Date”):

1)Position and Responsibilities. You shall serve as President and Chief Executive Officer of the Company, to perform such duties as are customarily performed by a president or chief executive officer of a company of similar nature and size, together with such other responsibilities that may be assigned to you by the Board of Directors (the “Board”). You will report to the Board, and all employees of the Company and its Affiliates will report to you or your designee (except that the Company’s internal audit function and other functions as appropriate may report directly to the Board or a committee thereof, as the Board may direct). All references to “President and Chief Executive Officer” or “CEO” in the Employment Agreement shall be replaced with “Board”, and you hereby voluntarily resign as Chief Operating Officer.

2)Base Salary. Your Base Salary will be increased from $500,000 to $560,000, to be reviewed and adjusted in the sole discretion of the Compensation Committee (“Compensation Committee”) of the Board.

3)Annual Cash Incentive. Your annual target cash incentive plan opportunity under the Company’s Executive Variable Cash Incentive Plan(s) will increase from 90% to 150% of Base Salary for the remainder of the fiscal year, in conformity with the terms of the plan and as determined in the sole discretion of the Compensation Committee. For the avoidance of doubt, from the beginning of the current fiscal year through the Effective Date, your participation in the plan will be at 90% of Base Salary, and from the day following the Effective Date through the end of the current fiscal year, your participation will be at 150% of Base Salary.

4)Change in Control and Severance Plan. You will continue to participate in the Company’s Amended and Restated Executive Change in Control and Severance Plan as a Group A participant.

5)Promotion Option Grant. In recognition of your expanded role at the Company and based on other considerations, the Compensation Committee will grant you an option (“Promotion Option”) under the Company’s Amended and Restated 2019 Equity Incentive Award Plan (“2019 EIAP”) to purchase 300,000 shares of the Company’s Common Stock. The Promotion Option will have an exercise price per share equal to the closing trading price of a share of Company Common Stock on the date of grant (or the immediately preceding trading day if the Company’s Common Stock is not traded on the date of grant) and will vest and become
Calix, Inc.
2777 Orchard Parkway
San Jose, CA 95134

September 30, 2022

exercisable over four (4) years, with 25% of the Promotion Option vesting on the first anniversary of the grant date, and the remainder of the Promotion Option vesting in equal quarterly installments over three (3) years (i.e., 6.25% of the shares per quarter). Notwithstanding the foregoing, other than the minimum number of shares necessary to satisfy applicable tax obligations, no shares issued upon exercise of a Promotion Option may be transferred in any manner prior to the second anniversary of the date such shares vested, except for transfers effected by will or by the laws of descent or distribution. The Promotion Option will otherwise be subject to the 2019 EIAP and the Company’s standard option agreement.

6)Work-from-Anywhere. The Company has embraced a work-from-anywhere culture, as reflected in its current hiring and management policies and practices, and no longer seeks to incent you to relocate your residence to the general vicinity of the Company’s offices in San Jose, California. Accordingly, any references in the Employment Agreement to your affirmative obligation to relocate your principal place of employment or residence shall be of no further force or effect and, by your signature to this letter, you agree that no further “Relocation Allowance” due under the Employment Agreement shall be payable (or repayable) after the Promotion Date. The Employment Agreement shall be deemed amended to the extent necessary to reflect this Paragraph 6.

7)General Provisions. All payments described hereunder shall remain subject to applicable federal, state and local withholding, payroll, and other taxes and other deductions. All notices to the Company should be addressed to the attention of the Chairman of the Board, with a copy to the General Counsel, at the Company’s headquarters address specified below. Nothing in this letter confers upon you any right to continued employment or other service with the Company or interferes in any way with the at-will nature of your employment. This letter is intended to supplement or, as explicitly stated herein, amend the Employment Agreement. This letter, together with the Employment Agreement (as amended hereby), constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and replaces and supersedes any other agreements, arrangements, understandings or promises made to you by anyone, whether oral or written, regarding the subject matter hereof. In the event of any conflict between the terms of this letter and the Employment Agreement, the terms of this letter shall prevail.

Please indicate your acknowledgement and acceptance of the terms of this letter by signing and dating in the space indicated below and returning a signed copy of this letter to me at your earliest convenience.

[Signature Page Follows]

September 30, 2022

Sincerely,

Calix, Inc.

/s/ Carl Russo

By:        Carl Russo
Title:     Chairman, Board of Directors

Accepted, Acknowledged and Agreed:

/s/ Michael Weening

Michael Weening

Date:     September 30, 2022